New Robert Colescott Update: $18k -> $483k similar sale over 30 years

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Masterworks <notification@masterworks.com>
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Hey Sam,

We're launching a brand new [Robert Colescott painting](#) today! Similar works have appreciated 12.5% annually for almost 30 years. ('96-'24)

While that metric gives you an overall view for how this style has historically grown in value, it can also be interesting to see how specific similar paintings have grown in value over the years. Here's a closer look at a similar painting that resold 3 times over the past few decades:

3 Sales Across 40 Years



$500,000
$400,000
$300,000
$200,000
$100,000
$0
$18.4k
$150k
1996
2018
2021

Each painting is unique, of course, but we believe it's useful to note that our painting sold at auction for $275k in 2019—given how similar paintings have resold, we're optimistic about the price it might achieve long-term.

Our Offering





$500,000
$400,000
$300,000
$200,000
$100,000
$0
$275k
$300k
?
2019
2025
Future

It's available now for $330k—invest here, or view the offering circular below.

Thanks,

The Masterworks Team

—

MASTERWORKS

www.masterworks.com

1 World Trade Center, 57th Floor, New York, NY 10007

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

*Prices are shown with auction house buyer's premium.

Museum affiliation with artists is not an endorsement of Masterworks.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

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